As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
HCC Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	76-0336636 (I.R.S. Employer Identification No.)

13403 Northwest Freeway, Houston, Texas (Address of Principal Executive Offices)	77040 (Zip code)
HCC INSURANCE HOLDINGS, INC.
2008 FLEXIBLE INCENTIVE PLAN
(Full title of the plan)
James L. Simmons,
Vice President and Corporate Secretary
13403 Northwest Freeway
Houston, Texas 77040
(713) 690-7300
(Name and address and telephone
number, including area code,
of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed	Proposed
Class Of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
To Be	To Be	Price	Offering	Registration
Registered	Registered (1)	Per Unit	Price	Fee
Common Shares	14,094,993	$22.82(2)	$321,647,740.26 (2)(3)	$12,640.76(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments under the Plan by reason of any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separate reorganization or the like of or by the Registrant.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on August 1, 2008, which was $22.82.

(3)	Shares to be offered or sold under the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan include 1,423,351 shares that were previously available for grant under the HCC Insurance Holdings, Inc. 2004 Flexible Incentive Plan. The Registrant previously registered such shares for issuance pursuant to such prior plan on a Form S-8 registration statement (File No. 333-121907) filed with the Securities and Exchange Commission on January 7, 2005. The Registrant is concurrently filing a post-effective amendment to deregister such shares from the Form S-8 registration statement filed with respect to such prior plan, and accordingly, pursuant to Instruction E of Form S-8 and Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, the associated registration fee of $5,494.93 previously paid on those 1,423,351 shares under the prior Form S-8 registration statement (File No. 333-121907) is hereby carried forward to cover the applicable registration fees under this Registration Statement.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by HCC Insurance Holdings, Inc., a Delaware corporation (the “Registrant”), relating to 14,094,993 of its shares of common stock, par value $1.00 per share (the “Common Stock”), issuable to eligible directors, officers, other employees, and consultants of the Registrant and its subsidiaries under the Registrant’s 2008 Flexible Incentive Plan (the “Plan”), which was approved by the Registrant’s shareholders at the Annual Meeting of Shareholders held May 14, 2008. The Registrant is registering 14,094,993 shares of Common Stock on this Form S-8 because the Plan authorizes the issuance of (i) 4,000,000 shares, plus (ii) 97,765 shares of Common Stock that were authorized for issuance under the HCC Insurance Holdings, Inc. 2001 Flexible Incentive Plan, as amended (the “First Prior Plan”) and that as of May 14, 2008, remained available for issuance under the First Prior Plan, plus (iii) 2,925,627 shares of Common Stock that were subject to outstanding awards under the First Prior Plan on May 14, 2008 (which are included in the Plan to the extent that on or after May 14, 2008 such shares represented by awards are cancelled, forfeited, surrendered, or terminated, expire unexercised, or are settled without delivery of shares), plus (iv) 1,423,351 shares of Common Stock that were authorized for issuance under the HCC Insurance Holdings, Inc. 2004 Flexible Incentive Plan, as amended (the “Second Prior Plan”) and that as of May 14, 2008, remained available for issuance under the Second Prior Plan, plus (v) 5,648,250 shares of Common Stock that were subject to outstanding awards under the Second Prior Plan on May 14, 2008 (which are included in the Plan to the extent that on or after May 14, 2008 such shares represented by awards are cancelled, forfeited, surrendered, or terminated, expire unexercised, or are settled without delivery of shares).
     Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents (as filed with the Securities and Exchange Commission (the “Commission”) by the Registrant) are incorporated by reference in this Registration Statement:
(a)	The registrant’s latest annual report on Form 10-K for the period ended December 31, 2007, as filed with the Commission on February 29, 2008;

(b)	The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Commission on May 9, 2008;

(c)	The registrant’s current reports on Form 8-K, as filed with the Commission on January 1, 2008, January 9, 2008, February 11, 2008 (relating to a litigation settlement), March 17, 2008, April 2, 2008, April 3, 2008, April 3, 2008, June 24, 2008 and July 22, 2008;

(d)	The description of common stock contained in the Registrant’s Prospectus Supplement filed with the Commission on November 22, 2005 (Registration No. 333-58350), including any future amendment or report filed for the purpose of updating such description; and

(e)	All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Registrant’s Exchange Act file number with the Commission is 1-13790.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, including an employee benefit plan. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, except that no indemnification shall be made in connection with any action or suit by or in the right of the corporation to procure a judgment in its favor in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
          Section 145 also provides that to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
          Section 145 further provides that any indemnification (unless ordered by a court) must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination must be made (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.
          Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending or settling any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.
          Section 145 further provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
          Article IX of the Registrant’s certificate of incorporation, as amended, requires the Registrant to indemnify the Registrant’s directors and officers to the extent permitted under Section 145.
          Article VII of the Registrant’s amended and restated bylaws also provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, in accordance with provisions corresponding to Section 145. The determination of whether a person is entitled to indemnification is to be made, unless ordered by a court: (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding; (ii) if such quorum cannot be obtained, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders of the Registrant. Further, the Registrant’s bylaws provide that any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and who desires indemnification shall make written application for such indemnification to the Board of Directors for its determination that indemnification is appropriate, and if so, to what extent.
          Section 145 further provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the authority to indemnify him against such liability and expenses under the provisions described in the preceding paragraphs. The Registrant maintains liability insurance covering its directors and officers.
          Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant’s Certificate of Incorporation eliminates liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.
          The foregoing discussion is qualified in its entirety by reference to the General Corporation Law of the State of Delaware and the Registrant’s Certificate of Incorporation and Bylaws.
          The Registrant also maintains indemnity insurance pursuant to which its directors and officers are indemnified against losses under certain circumstances as a result of claims brought against the directors and officers in their capacities as such.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan.

5.1	Opinion of Haynes & Boone, LLP as to the legality of the securities being registered — filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, independent certified public accountants — filed herewith.

23.2	Consent of Haynes & Boone, LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney – filed herewith.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2008.

HCC INSURANCE HOLDINGS, INC. (Registrant)
By:	/s/ Frank J. Bramanti
Frank J. Bramanti, Chief Executive Officer

          Pursuant to the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Frank J. Bramanti Frank J. Bramanti	Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2008

/s/ Patrick B. Collins * Patrick B. Collins	Director	August 8, 2008

/s/ J. Robert Dickerson * J. Robert Dickerson	Director	August 8, 2008

/s/ Walter M. Duer * Walter M. Duer	Director	August 8, 2008

/s/ Edward H. Ellis, Jr. Edward H. Ellis, Jr.	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 8, 2008

/s/ James C. Flagg, Ph.D. * James C. Flagg, Ph.D.	Director	August 8, 2008

/s/ Allan W. Fulkerson * Allan W. Fulkerson	Director	August 8, 2008

/s/ John N. Molbeck, Jr. * John N. Molbeck, Jr.	President, Chief Operating Officer and Director	August 8, 2008

/s/ James E. Oesterreicher * James E. Oesterreicher	Director	August 8, 2008

/s/ Michael A. F. Roberts * Michael A. F. Roberts	Director	August 8, 2008

/s/ Christopher J. B. Williams*	Director	August 8, 2008
Christopher J. B. Williams

/s/ Scott W. Wise * Scott W. Wise	Director	August 8, 2008

*By	/s/ Edward H. Ellis, Jr. Edward H. Ellis, Jr.,
Attorney in Fact

Exhibit Index

Exhibit Number	Description
4.1	HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan.

5.1	Opinion of Haynes & Boone, LLP as to the legality of the securities being registered — filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, independent certified public accountants — filed herewith.

23.2	Consent of Haynes & Boone, LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney — filed herewith.